EXHIB. 10.1


                                AGREEMENT FOR PURCHASE AND SALE
                              OF REAL ESTATE AND RELATED PROPERTY


               THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND RELATED PROPERTY ("Agreement") is made and entered into as of the 19th day of November, 1996 (which is the date of full execution hereof by Seller and Purchaser), by and between CARLYLE INCOME PLUS, LTD., an Illinois limited partnership
("Seller"), and AMB RETAIL INCOME FUND, INC., a Maryland corporation ("Purchaser").

                                           RECITALS

               A. Seller holds title to the improved real property commonly known as Riverview Plaza Shopping Center, the land component of which is more particularly described on Exhibit A attached hereto and made a part hereof (the "Shopping Center").

               B. Seller has previously made available to Purchaser the following items (collectively called the "Information Package") in connection with the Shopping Center:
(i) copies of all service contracts and other agreements currently in effect, which are more particularly identified on Exhibit O hereto ("Service Contracts"), (ii) copies of real estate tax bills for the years 1993, 1994 and the first installment of 1995, (iii) copies of any warranties and permits currently in effect and in the possession of Seller ("Permits and Warranties"), (iv) statements of income and certain expenses for the years 1994, 1995, and 1996 (to date) ("Income Statements"), (v) copies of the plans and specifications for the Improvements (as hereinafter defined) in the possession of Seller ("Plans"), (vi) current rent roll with respect to all tenants ("Tenants") occupying space in the Improvements ("Rent Roll"), a copy of which is attached hereto as Exhibit L, (vii) copies of any existing environmental reports in the possession of Seller ("Existing Environmental Reports", which, for purposes of this Agreement, shall include all environmental reports prepared by or for or in the possession of Purchaser), which are more particularly described in Exhibit G hereto,
(viii) copies of the existing surveys ("Existing Surveys"),
(ix) and such additional documents and instruments as set forth in Exhibit P hereto, to the extent in Seller's possession or control.

               C. Seller desires to sell, and Purchaser desires to acquire, the Shopping Center and certain related property on an "AS IS, WHERE IS" basis, without any conditions, representations or warranties of any kind, except as specifically and expressly set forth in this Agreement.

               NOW, THEREFORE, in consideration of and in reliance upon the above Recitals (which are incorporated in and made a part of this Agreement), and the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:


                                          AGREEMENTS

1.     PURCHASE AND SALE OF PROPERTY.

       A. Seller agrees to sell and convey and Purchaser agrees to purchase and accept all of Seller's right, title and interest, if any, in and to the following described property
(all of which is hereinafter collectively referred to as the "Property"):

               1. Certain land ("Land") legally described in Exhibit A hereto and made a part hereof, together with all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of Seller's right, title and interest in and to all road and alleys adjoining or servicing the Land.

               2. The Shopping Center, and all other improvements and fixtures now situated on the Land and owned by Seller, including all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating and air conditioning systems and equipment and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Land (collectively, the "Improvements").

               3. Current occupancy leases affecting the Improvements or any part thereof ("Leases"), the Service Contracts, the Plans, the Permits and Warranties, rights to use any trade name now used in connection with the Property, security deposits and prepaid rent under the Leases (to the extent not prorated pursuant to Section 9 hereof), guarantees of the Leases, utility contracts, and copies of any existing books, records and documents and any intangible property (other than accounts, accounts receivable and proprietary computer software) desired by Purchaser pertaining to the operation, maintenance, repair and leasing of the Property in the possession of Seller or Property Manager.

The Land and Improvements are sometimes together referred to herein as the "Premises."

       B. Except for the express representations and warranties of Seller set forth in Section 8.A of this Agreement, the Property is being sold in an "AS IS-WHERE IS" condition and with "ALL FAULTS" as of the date of this Agreement. Except as specifically and expressly set forth in this Agreement, no promises, representations or warranties have been made or are made and no responsibility has been or is assumed by Seller, the direct or indirect partners and affiliates of Seller or their respective officers, directors, trustees, advisors, agents, shareholders, employees or contractors, or by any officer, director, shareholder, beneficiary, affiliate, person, firm, agent or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair or utility of the Property, (ii) the value, expense of operation or income potential thereof, or (iii) any other fact or condition which has or could affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof, including, without limitation, with respect to any environmental matters which could affect the Property. It is the intent of the parties that the Purchaser review and approve, on or before the expiration of the Due Diligence Period, the Information Package and all matters pertaining to the Property to its own satisfaction, including, without limitation, its satisfaction with the environmental condition of the Property, and compliance with the Americans with Disabilities Act. Purchaser agrees that by waiving or approving the Conditions Precedent set forth in Sections 5.A through 5.E set forth below, Purchaser shall have approved the Information Package and all matters pertaining to the Property to its own satisfaction and, except as expressly set forth in this Agreement, Seller shall have no liability for the accuracy of any matters, facts or data reflected in the Information Package. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits attached hereto, which alone fully and completely express their agreement and that neither party is relying upon any statement, promise or representation by the other unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits attached hereto.

2.     PURCHASE PRICE.

       The purchase price ("Purchase Price") which Seller agrees
to accept and Purchaser agrees to pay for the Property is
TWELVE MILLION SEVEN HUNDRED TWENTY THOUSAND DOLLARS
($12,720,000) U.S.   The Purchase Price is to be paid as
follows:

       A. Upon execution of this Agreement by Purchaser, Purchaser shall make an earnest money deposit of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) U.S. ("Deposit"). The Deposit shall be held in escrow by Commonwealth Land Title Insurance Company (sometimes called the "Deposit Escrowee or the "Title Company") in an interest bearing account pursuant to the terms of a joint order escrow agreement in the form of Exhibit B attached hereto and made a part hereof ("Deposit Escrow Agreement"). Any interest earned on the Deposit shall be considered part of the Deposit. Except as otherwise specifically provided in this Agreement, the Deposit shall be paid to Seller and applied to the Purchase Price at Closing (as hereinafter defined).

       B. On the Closing Date (as hereinafter defined), Purchaser shall pay to the Deposit Escrowee an amount equal to the Purchase Price less the Deposit, plus or minus prorations as provided herein, via wire transfer in immediately available U.S. funds to a bank account designated by the Deposit Escrowee ("Cash Balance"). Seller acknowledges and agrees that Purchaser may be required to withhold a portion of the Purchase Price pursuant to Section 1445 of the United States Internal Revenue Code ("Federal Code"), together with any regulations now or hereafter promulgated thereunder, are sometimes collectively referred to below as the "Federal Withholding Provisions.") Any amount properly so withheld by Purchaser (as described in Section 10 below) shall be deemed to have been paid by Purchaser as part of the Purchase Price, and Seller's obligation to consummate the transaction contemplated herein shall not be excused, reduced, terminated or otherwise affected thereby. Notwithstanding the foregoing, however, if Seller delivers at Closing Certificates in the form attached hereto as Exhibit H (the "Federal Withholding Certificate"), no portion of the Purchase Price shall be withheld hereunder.

3.     PRIOR TO CLOSING.

       During the period from the date of Seller's execution of this Agreement until Closing or the earlier termination of this Agreement, Seller shall:

       A. Except as otherwise provided in this Agreement, operate the Property through its property manager or managers ("Property Manager"), in the normal course of business and, through the Property Manager, cause the Property to be kept in its existing condition and state of repair, ordinary wear and tear and loss due to fire or other casualty excepted, subject to Section 11 below.

       B. Neither enter nor permit the Property Manager to enter into any new Lease (or extensions, expansions or modifications of existing Leases) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, denied or delayed. In the event Seller desires to enter into a new lease (or extensions, expansions, or modifications of existing Leases) of any portion of the Premises prior to Closing, Seller shall submit to Purchaser a lease proposal package describing the economic terms of the proposed new lease (or extensions, expansions, or modifications of existing Leases) ("Lease Proposal"). The Lease Proposal shall consist of financial information, if any, relating to the proposed tenant, and a written summary of the material lease terms including, without limitation, the following information (if applicable): (i) rent (including a description of rent inducements, if any), (ii) lease term, (iii) security deposit,
(iv) leasing commissions, (v) moving allowance, and (vi) tenant improvement allowance. Purchaser shall have two (2) Business Days after its receipt of the Lease Proposal to consent to the terms of the Lease Proposal; provided, however, that unless a reasonable basis for refusing to give such consent is communicated to Seller in writing within such two (2) Business Day period, Purchaser shall be deemed to have consented to the terms of the Lease Proposal ("Approved Lease Proposal").
Seller agrees that it shall be a reasonable basis for refusing to consent to a Lease Proposal if Purchaser reasonably fails to approve the costs to be expended by the landlord in connection therewith (including tenant improvement costs). Prior to executing any tenant lease (or extensions, expansions, or modifications of existing Leases) prepared in accordance with the terms and conditions described in an Approved Lease Proposal, Seller shall submit a draft of such proposed new lease to Purchaser for Purchaser's approval ("Lease Draft Proposal"). Purchaser shall have three (3) Business Days after its receipt of the Lease Draft Proposal to consent to the terms of the Lease Draft Proposal; provided, however, that unless a reasonable basis for refusing to give such consent is communicated to Seller in writing within such three (3) Business Day period, Purchaser shall be deemed to have consented to the form of the Lease Draft Proposal and Seller may enter into a lease (or extensions, expansions, or modifications of existing Leases ) with such proposed tenant in accordance with the Lease Proposal and the Lease Draft Proposal. Purchaser shall bear all costs in connection with new Leases (or extensions and expansions of existing Leases) entered into pursuant to this Section 3.B (including leasing commissions, tenant improvement costs, moving costs, engineering fees and other tenant incentives), provided that the transaction contemplated hereby is consummated.

       C. Neither enter nor permit the Property Manager to enter into any new Service Contract or extend, renew or materially modify or amend any existing Service Contract, except those that are cancelable on not more than thirty (30) days' written notice.

       D. Keep the Improvements insured against fire or other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Premises on terms no less favorable than currently existing.

       E. Not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, except that Seller may enter into new Leases or extensions, expansions or modifications of existing Leases pursuant to Section 3.B above, and except for depletions and replacements of Personal Property in the ordinary course of the operation, repair and maintenance of the Land and Improvements and except as a result of the exercise of a condemnation (but subject to Section 11 hereof).

       F. Promptly give written notice to Purchaser upon obtaining knowledge of the occurrence of any event which affects the truth or accuracy of any representations or warranties made by Seller in this Agreement or which would make any information contained in the Information Package misleading or untrue in any material respect when taken as a whole.

4.      DUE DILIGENCE AND INSPECTION OF THE PROPERTY.

       Purchaser, or its designees, shall commence due diligence with respect to the Property promptly upon Seller's execution hereof, and the due diligence period shall expire on November 20, 1996 (the "Due Diligence Period").
Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to terminate this Agreement at any time during the Due Diligence Period by giving written notice of termination to Seller on or before the expiration of the Due Diligence Period. Failure by Purchaser to give written notice on or before the expiration of the Due Diligence Period that Purchaser approves the Conditions Precedent set forth in Sections 5.B through 5.E set forth below shall mean that Purchaser has failed to approve such Conditions Precedent and this Agreement shall automatically terminate. In the event Purchaser this Agreement terminates pursuant to this Section 4 or due to the failure of a Condition Precedent pursuant to
Section 5 of this Agreement, then, the Deposit plus interest accrued thereon shall be immediately returned to Purchaser as its sole and exclusive remedy and neither party shall have any further rights or obligations hereunder except for those obligations that, by their express terms, survive the termination or expiration of this Agreement. This Section is subject to, and shall not serve to modify or limit, any right or remedy of Purchaser arising under Section 12 of this Agreement.

       During the Due Diligence Period and through to the Closing
Date, Purchaser shall have a continuing right of access to the Property during normal business hours, subject to the following terms and conditions:

       A. Purchaser shall give Seller (in care of Stanley Warnick (312)899-7724) at least two (2) Business Days telephonic notice of its intention to inspect the Property or conduct any sampling or testing. In addition, Purchaser shall give at least two (2) Business Days telephonic notice to Stanley Warnick before any environmental sampling or testing is done at the Premises, and such sampling or testing is subject to the sole approval of Seller and satisfaction of the additional conditions set forth herein.

       B. If Purchaser desires to conduct any environmental sampling or testing at the Premises, Purchaser shall first provide Seller with the proposed study plan therefor ("Plan"). The Plan is subject to the approval of Seller and no environmental sampling or testing shall be performed until the Plan therefor has been approved by Seller. Purchaser agrees that Seller may have a representative present at any inspection, sampling or testing, including, but not limited to, an environmental engineer or consultant designated by Seller
(in connection with any environmental sampling or testing conducted by Purchaser in accordance with this Section 4). At Seller's request, any sampling or testing by Purchaser's environmental consultant shall be conducted in a manner so as to provide "split" samples or data to Seller's environmental consultant.

       C. Purchaser shall maintain adequate liability insurance coverage for its officers, employees, agents and representatives inspecting the Property or conducting sampling or testing and, at Seller's request, will provide Seller with written evidence of same.

       D. Any such inspections, sampling and testing shall be at Purchaser's sole cost and expense and Purchaser agrees to keep the Property free and clear of any liens which may arise as a result of such inspections, sampling and testing.

       E. Purchaser shall restore promptly any physical damage caused by the inspection, sampling or testing of the Property.

       F. Purchaser shall, upon the request of Seller, provide Seller with copies of written sampling test results and reports prepared by third parties, but otherwise Purchaser and its officers, directors, employees, agents and representatives shall keep all such information, sampling and test results and reports obtained or developed during or as a result of such inspection strictly confidential, except as provided in Section 13.F below.

       G. Purchaser hereby indemnifies and agrees to defend, and hold Seller and its officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives, tenants and affiliates harmless from and against all loss, cost, liability, lien, damage or expense, including reasonable attorneys' fees and costs made, sustained, suffered or incurred against or by Seller and its officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives, tenants and affiliates and attributable to or arising out of a breach of the foregoing agreements by Purchaser in connection with any such inspection, sampling or testing, but excluding any liability for the discovery of any toxic or hazardous materials on the Property; provided in the event that during the course of such discovery Purchaser causes an escape, leak, spillage, or discharge of any toxic or hazardous material, Purchaser shall be responsible to the extent of such escape, leak, spillage or discharge caused by Purchaser. The foregoing indemnity shall survive the termination of this Agreement or the Closing, as applicable, provided that Seller must give notice of any claim it may have against Purchaser arising out of such indemnity within fourteen (14) months after Closing or termination of this Agreement (as the case may be) and such claim must be prosecuted by the filing of a lawsuit in a court of proper jurisdiction within twenty (20) months after Closing or the termination of this Agreement (as the case may be).

       H. Purchaser shall not have any right to terminate this Agreement based on the inspection (and other) rights contained in this Section 4 after expiration of the Due Diligence Period.

5.     CONDITIONS PRECEDENT.

       The following conditions are precedent to Purchaser's obligation to purchase the Property (the "Conditions
Precedent"):

       A. The issuance of the Title Policy to Purchaser in accordance with Section 6 below.

       B. Purchaser's review and approval, within the Due Diligence Period, of any reasonable information relating to the Property that is specifically requested by Purchaser of Seller in writing during the Due Diligence Period to the extent such information either is in the possession or control of Seller, including but not limited to insurance certificates of tenants; provided, however, any such request for additional information shall in not extend the Due Diligence Period. Purchaser has reviewed and approved all the Service Contracts.

       C.      Purchaser's review and approval, within the Due
Diligence Period, of the condition of the roofs.

       D. Purchaser's review and approval, within the Due Diligence Period, of all governmental permits and approvals relating to the construction, operation, use or occupancy of the Property, and all zoning, land-use, subdivision, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property.

       E.      Review and approval of the proposed sale by AMB's
Investment Committee, in its sole discretion, within the Due
Diligence Period.

       F. The physical condition of the Property shall be substantially the same on the day of Closing as on the date of this Agreement, reasonable wear and tear and loss by casualty excepted (subject to the provisions of Section 11 below), and, as of the day of Closing, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened in writing (and received by Seller or Purchaser), which Purchaser was not aware of as of the date of this Agreement, and which after Closing would, in Purchaser's reasonable discretion, materially adversely affect the value of the Property or the ability of Purchaser to operate the Property in the manner in which it is currently being operated, and no proceedings shall be pending or threatened in writing (and received by Seller or Purchaser), which Purchaser was not aware of as of the date of this Agreement, which could or would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property.

       G. The absence, after the execution of this Agreement or the end of the Due Diligence Period, as applicable, but prior to the Closing Date, of (i) any change in any law, ordinance, regulation, order or the like such that the continued use and operation of the Property in the manner in which it is currently used and operated would be materially and adversely impaired, (ii) any bankruptcy filing by or with respect to any tenant or tenants whose Lease or Leases affect five thousand square feet (5,000 sq. ft.) or more of the rentable area of the Improvements, whether individually or on an aggregate basis
(the "Threshold Square Footage"), (iii) the repudiation or termination by any tenant or tenants of its Lease, prior to the expiration thereof, where such repudiated or terminated Leases affect the Threshold Square Footage, unless Seller re-leases the vacated space on terms acceptable to Purchaser, and (iv) any material default under any Lease or Leases which affect the Threshold Square Footage. As used herein, "material default" shall mean any non-monetary default which is not cured by Seller on or before the Closing Date, and any monetary default which has occurred and is continuing on the Closing Date or after the expiration of any applicable cure period as set forth in the applicable Lease. Seller may, but shall not be required to, cure any material non-monetary default (if possible) and cure any material monetary default by paying the amount of such monetary default to Purchaser on or before the Closing Date, in which event this Condition Precedent shall be deemed satisfied; provided, Seller shall not be entitled to cure such material default and thereby force Purchaser to close this transaction notwithstanding such material default unless Seller provides to Purchaser, upon request, some reasonable assurance that the material default in question is not something that will continue or promptly reoccur after the Closing Date. In the event Seller cures a material default as provided above by paying the amount due from a tenant and then subsequently
Purchaser receives funds from the defaulting tenant to effectuate the same cure, Purchaser shall reimburse to Seller the amounts actually received from the defaulting tenant for such cure. Notwithstanding anything to the contrary set forth above, the terms of the Condition Precedent set forth in this
Section 5.G shall not apply to Super Gap, Inc.

       H. Seller's obtaining and delivering to Purchaser, on or before the Closing Date, certificates issued by the Illinois Department of Revenue and the Illinois Department of Employment Security (the "Certificates") showing that Seller does not have any liability for the payment of any assessed, but unpaid tax, contribution, penalty or interest under Section 902(d) of the Illinois Income Tax Act (Ill. Rev. Stat. ch. 120, 9-902(d)),
Section 5(j) of the Illinois Retailers' Occupation Tax Act
(Ill. Rev. Stat. ch. 120,  144(j)) or Section 2600 of the
Illinois Unemployment Insurance Act (Ill. Rev. Stat. ch. 48,
 750). In the event that Seller does not deliver the Certificates on or before closing, Seller shall indemnify, reimburse, defend and hold Purchaser harmless from and against any liability or obligation for the payment of any such taxes, contributions, penalties or interest, without need for further written agreement or document to be delivered at Closing. The terms of this Section 5.H shall survive the closing, provided the above indemnity shall terminate upon Seller's delivery to Purchaser of the Certificates. The provisions of this Section
5.H shall not be subject to the limitations on Seller's liability set forth in Section 8.G of this Agreement.

The Conditions Precedent contained in this Section 5 are intended solely for the benefit of Purchaser. If any of the conditions precedent are not satisfied, Purchaser shall have the right in its sole discretion either to waive in writing the Condition Precedent and proceed with the purchase or terminate this Agreement. If Purchaser shall not have approved or waived in writing all of the Conditions Precedent set forth in this
Section 5 by the end of the Due Diligence Period, or the other date set forth above for such condition, then this Agreement shall automatically terminate, the Deposit plus interest accrued thereon shall be immediately returned to Purchaser as its sole and exclusive remedy and neither party shall have any further rights or obligations hereunder except for those obligations that, by their express terms, survive the termination or expiration of this Agreement.

6.     TITLE AND SURVEY.

       A. The Premises shall be conveyed to Purchaser at Closing by a recordable limited warranty deed in the form of Exhibit C attached hereto and made a part hereof and shall be subject to (i) the lien of non-delinquent real estate taxes and assessments, (ii) the rights of Tenants under the Leases, (iii) acts and deeds of Purchaser, (iv) the matters approved or deemed approved by Purchaser, which are the following exceptions set forth in Schedule B, Section 2 of the Title Commitment (as defined below): 5 (modified to show that the final installment of 1995 taxes have been paid), 6-7, 9 (modified to reference the ALTA Survey, as defined below), 12, 13 and 16 (with an endorsement which protects Purchaser against any loss or cost resulting from the mechanics' lien that is the subject of exceptions 13 and 16), and (v) Ameritech lien claims (as defined in 6.B(iii) below) (collectively called the "Permitted Exceptions").

       B. Seller has furnished to Purchaser a commitment ("Title Commitment") for ALTA (Form B, rev. 10/17/70) Owner's Title Insurance Policies showing title to the Premises in Seller, and proposing to insure Purchaser in the amount of the Purchase Price, and issued by the Title Company. The Title Commitment was accompanied by copies of the underlying title exception documents referred to therein and set forth the requirements for the deletion of the standard title policy exceptions pertaining to (i) rights of parties in possession,
(ii) easements not shown by the public records, (iii) mechanic's lien claims (other than possible mechanic's lien claims arising under contracts let by, through or under Ameritech in connection with tenant improvements in the Ameritech premises) (Ameritech lien claims), and (iv) survey matters. If the Title Commitment is amended to disclose new matters which are not permitted pursuant to Sections 6.A(i)-
(iii) above or which are otherwise reasonably objected to by Purchaser, Purchaser shall give written notice specifying such fact to Seller on or before five (5) Business Days after Purchaser receives written notice of such new exception, and Seller shall have (at Seller's election) thirty (30) days after the date of receipt of Purchaser's written notice ("Title Cure Period") to cure the basis of the objection. If Seller (in its sole discretion) does not cure such matters within the Title Cure Period, Purchaser may, within two (2) Business Days after receipt of notice from Seller that Seller does not elect to cure the matter objected to by Purchaser, (I) terminate this Agreement upon written notice given to Seller, or (II) elect, upon written notice given to Seller, to take title as it then is without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, the Deposit Escrowee shall return promptly the Deposit to Purchaser as its sole remedy and neither party shall have any liability to the other except for the obligations of Purchaser set forth in Section 4.G above and Section 13.F below and the obligations of the parties set forth in Section 8.D below, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the two (2) Business Day period specified above, Purchaser shall be conclusively presumed to have elected to take title as it then is as aforesaid.

       C. Seller has furnished to Purchaser and Purchaser has approved a new survey (the "ALTA Survey"), which is, or will be prior to closing, certified to Purchaser and the Title Company by a surveyor registered in the State of Illinois in a form substantially in accordance with Exhibit K hereto.

       D. The cost of the Title Commitments and the ALTA owner's title insurance policy issued pursuant thereto ("Title Policy"), the endorsements to the Title Policy set forth below, the ALTA Survey, and a 50-year chain of title report shall be paid by Seller. The cost of curing (if elected by Seller) any title or survey defects or adverse matters (limited as set forth in Sections 6.B and 6.C above) which are not Permitted Exceptions shall be paid by Seller. Purchaser shall obtain (to the extent the Title Company is willing to issue), at Seller's sole cost, the Illinois equivalent of the following endorsements: CLTA endorsement Nos. 100 (comprehensive, modified for owner's policy), 116.1 (survey), 103.7 (street address, access), 123.2 (zoning, with parking), 116.7 (map act), and a special endorsement insuring that the Property constitutes one separate and distinct tax parcel, in connection with the Title Policy, and the issuance of such endorsements shall be a condition of Closing.

7.     CLOSING.

       Payment of the Purchase Price and the consummation of the transaction contemplated by this Agreement ("Closing") shall take place pursuant to an escrow closing which provides that the Purchase Price shall be paid to Seller substantially simultaneously with the recording of the deed or deeds in the applicable recorder's office. The Closing shall occur at 9:00 a.m. Pacific time on December 4, 1996 ("Closing Date") at the offices of the Title Company in Chicago, Illinois or at such earlier date or other place as may be mutually agreed upon in writing by both Seller and Purchaser; provided, either Seller or Purchaser shall have the right to extend the Closing Date until not later than December 30, 1996 in the event that Purchaser has not received the Requisite Number of Estoppel Certificates, as defined in Section 10.E below, on or before December 4, 1996.

8.     REPRESENTATIONS AND WARRANTIES.

       A. Seller represents and warrants to Purchaser that, except as set forth in the Warranty Certificate (as hereinafter defined):

               1. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Illinois, has duly authorized the execution and performance of this Agreement and such execution and performance will not violate Seller's partnership agreement or any other constituent or organizational document, or any contract or agreement by which Seller is bound in any material respect.

               2. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

               3. Seller has not received written notice prior to the date hereof from any governmental authority of any violation of any environmental, zoning, building, fire or health code or law applicable to the Property or any portion thereof ("Laws") that has not heretofore been corrected to the satisfaction of such authority. However, no warranty is made with respect to (a) the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq. and the regulations promulgated thereunder ("ADA"), (b) any matters disclosed in the Existing Environmental Reports,
       and (c) any Hazardous Material (as hereinafter defined)
       that may be located on the Property in the ordinary course of any Tenant's business which is in compliance with
       applicable Laws.   Purchaser waives any rights to
       contribution for environmental matters it may now or hereafter have, whether under the Comprehensive
       Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), or otherwise, except to the extent Seller has breached a representation or warranty relating to environmental matters set forth herein.

               4. The Service Contracts listed on Exhibit O hereto are all of the contracts made by Seller or, to Seller's
       Knowledge (as hereinafter defined), the Property Manager which affect the Property as of the date of the Information Package, except for the Leases, the Permitted
       Exceptions and the existing property management agreements or other agreements which are to be terminated effective upon closing. There are no material defaults of Seller under the Service Contracts.

               5. There are no delinquencies with respect to real estate taxes affecting the Premises.

               6. The Land constitutes a separate and distinct parcel for real estate tax purposes.

               7. Seller does not have any employees in connection with the Property.

               8. Seller has not received any written notice from any governmental authority that any Laws applicable to the Property have been violated which violations have not heretofore been corrected to the satisfaction of such governmental authority, except for any notices which have been delivered from Seller to Purchaser.

               9.     To Seller's Knowledge, the Permits and
       Warranties delivered to Purchaser as part of the Information Package are true and correct in all material respects, and the Income Statements were prepared in the ordinary course of Seller's business.

               10. Seller has not received written notice of (a) any condemnation, environmental, zoning or other land-use regulation proceedings concerning any portion of the Property that would detrimentally affect the use, operation or value of the Property, or (b) any special assessment proceedings affecting the Property (other than as set forth in the Title Commitment).

               11. To Seller's Knowledge (as hereinafter defined) and except for the fact that Seller has not located any certificates of occupancy for the Improvements, Seller has no reason to believe that all licenses, permits and approvals for the use and occupancy of the Improvements as a retail shopping center buildings have not been obtained.

               12. Other than the mechanics' lien filed against the Property in connection with certain roof work done by Toys
       R' Us (which mechanics' lien shall be completely insured over in Purchaser's Title Policy), there is no litigation pending or, to Seller's Knowledge threatened, against Seller or the Property which might detrimentally affect the value, use or operation of the Property or the ability of Seller to perform its obligations hereunder.

               13. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Federal Code.

               14.    Except as disclosed in the Existing
       Environmental Reports, neither Seller, nor to Seller's Knowledge any Tenant, has used, manufactured, generated, treated, stored, disposed of, or released any Hazardous Material on, under or about the Property or has installed, used or removed any underground storage tank on the Property, except in compliance with all environmental laws. For the purposes hereof, "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as "hazardous" or "toxic" under any federal, state, local or administrative agency ordinance or law.

               15. To Seller's Knowledge, and except as otherwise set forth in this Agreement, there are no contractual obligations created by Seller in connection with the Property which will be binding upon Purchaser after Closing, except (a) matters which are set forth in the Title Commitments, (b) the Service Contracts described in
       Exhibit O hereto, and (c) the Leases.

               16. Neither Seller nor, to Seller's Knowledge, any Tenants leasing, in the aggregate, more than five percent (5%) of the net rentable area of the Improvements, have either filed or been the subject of any filing of a petition under the United States Bankruptcy Code or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

               17. The copies of the Leases that have been delivered to Purchaser are true, correct and complete in all material respects and constitute all leases relating to the Property. Each Lease (a) is in full force and effect and without any right of set-off (except as may be provided for in the Lease), (b) constitutes the entire agreement between the Tenant and Seller regarding the Property; and (c) has not been amended, modified, or supplemented, except for any amendments, modifications, and supplements that have been delivered to Purchaser.
       All tenant improvements required to be furnished, constructed or installed by the landlord under the Leases entered into by Seller have been completed in all material respects in accordance with the terms of the Leases and to the reasonable satisfaction of the respective Tenants. To Seller's Knowledge, Seller is not in default in the performance of any of its obligations under any of the Leases and there are no circumstances that, with the passage of time or the giving of notice, or both, would constitute an event of default by Seller under the terms of any of the Leases. To Seller's Knowledge, none of the Tenants is in material default in the performance of any of its obligations under its Lease.

               18. None of the Tenants has given written notice under the Lease that it will terminate its Lease prior to the expiration of the term thereof.

               19.    The Rent Roll attached to this Agreement as
       Exhibit L is true and correct.

               20. Prior to the time of execution of the Deeds described in Section 10.A.1 hereof ("Deed"), Seller will not have conveyed the same estate, or any right, title or interest therein, to any person other than the grantee named in the Deed.

               21. The estate to be conveyed by the Deed will be, at the time of execution of the Deed, free from encumbrances done, made or suffered by Seller or any person claiming under Seller except for the Permitted
       Exceptions.

               22. There is no personal property owned by Seller which is used solely or primarily in connection with the Property.

       B.      Purchaser represents and warrants to Seller that:

               1. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, is a qualified real estate investment trust subsidiary under the Federal Code, is authorized to do business in the State of Illinois, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate its Articles of Incorporation, Bylaws or any other constituent or organizational document, or any contract or agreement by which it is bound.

               2. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

       C. As used in Section 8.A. (or in any other Sections of this Agreement), "Seller's Knowledge" shall mean and be limited to the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of Brian Ellison (a portfolio manager of JMB Realty Corporation), and Frank Barrios (a property manager of Urban Retail Properties Company), and the "Knowledge" of the aforementioned individuals shall not include a duty to inquire or investigate any facts or information with respect to the Property or the warranties of Seller contained herein.

       D. Seller and Purchaser mutually represent and warrant to each other that each has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Richard Ellis, L.L.C. ("Seller's Broker"). Provided the transaction contemplated hereby is consummated, Seller shall pay a brokerage commission to Seller's Broker in an amount previously agreed to by such parties. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims (including attorneys' fees) of any other broker or other intermediary claiming to have dealt with Seller or Purchaser, respectively, in connection with this Agreement or the sale of the Property.

       E. It shall be a condition to each party's obligation to close that the representations and warranties of the other party are true and correct in all material respects as of Closing, and that Seller's warranties contained herein are updated at Closing pursuant to Section 10.A.11 hereof.

       F. If prior to Closing Purchaser obtains Actual Knowledge that any of Seller's representations and warranties is not true and correct, Purchaser shall promptly notify Seller of same. Seller shall have (at Seller's election) a period of thirty (30) days ("Warranty Cure Period") in which to attempt to cure any breach of warranty alleged by Purchaser or any breach of warranty otherwise discovered by Seller (and the date of Closing shall be extended accordingly); provided, however, that Seller, at its sole option, may elect not to cure (or attempt to cure) the alleged breach. If Seller does not cure such breach of warranty within the Warranty Cure Period, Purchaser may within two (2) Business Days after receipt of notice from Seller that Seller does not elect to cure the alleged breach of warranty, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to close without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, the Deposit Escrowee shall return promptly the Deposit to Purchaser as its sole remedy and neither party shall have any liability to the other except for the obligations of Purchaser set forth in Section 4.G above and
Section 13.F below and the obligations of the parties set forth in Section 8.D above, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the two
(2) Business Day period specified above, Purchaser shall be conclusively presumed to have elected to terminate this Agreement.

       G.      The representations and warranties set forth in
Section 8.D shall survive the Closing for the full period of the applicable statute of limitations. All of the other representations, warranties and certifications of the parties set forth in Sections 8.A and 8.B above (and in any other Sections of this Agreement), in the documents delivered pursuant to Sections 10.A.1, 10.A.3, 10.A.4 and 10.A.11 below (collectively called the "Conveyance Documents") shall survive Closing, provided written notice of any claim arising from a breach of such representations, warranties and certifications must be specified and received by the other party not later than December 31, 1997 and prosecuted by the filing of a lawsuit in a court of proper jurisdiction no later than December 31, 1997. All other claims for breach of such representations, warranties and certifications shall be barred and neither party shall have any liability with respect thereto. In no event shall the aggregate liability of Seller
(i) under any indemnities contained in this Agreement or the Conveyance Documents or in any way arising out of or in connection with this Agreement (including the costs or fees of any third party consultants or attorneys in connection therewith), except for the indemnities set forth in Section 5.J above and Section 16 below and except as otherwise expressly set forth in this Agreement, (ii) for a breach of any covenants contained in this Agreement or the Conveyance Documents, or
(iii) for a breach of the representations, warranties and certifications set forth in this Agreement or the Conveyance Documents exceed Five Hundred Thousand Dollars ($500,000).
The liability of Seller arising out of a breach of the representations relating to environmental matters set forth in Recital B and Sections 8.A.3, 8.A. 10, and 8.A.14 above and in any Conveyance Document shall be further limited to the actual costs of remediation required by any applicable governmental authority, together with any incidental costs related to such remediation, which costs shall include attorneys', consultants' and experts' reasonable fees and costs, monitoring costs, application and permitting fees, and any fines or penalties assessed by any applicable governmental agency but shall exclude any consequential damages including tenant vacancies. Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to recover damages against Seller for the breach of any representation, warranty or certification of Seller contained herein or in the Conveyance Documents as to which Purchaser had Actual Knowledge prior to Closing, but as to which Purchaser did not give Seller the notification required in Section 8.F above. For purposes of this Agreement, Purchaser's "Actual Knowledge" shall mean and be limited to the actual knowledge (as distinguished from, implied, imputed or constructive knowledge) of Mohammad Barzegar, Robert Bransfield and Alison White of AMB Institutional Realty Advisors, Inc. Such knowledge of the aforedescribed individuals shall not include a duty to inquire or investigate any facts or information with respect to the Property or the warranties of Seller contained herein (other than as contemplated in Sections 1.B and 4 hereof).

       H.      Subject to all limitations on liability contained in
Section 8.G and elsewhere in this Agreement, Seller agrees to indemnify, protect and defend Purchaser against and hold
Purchaser harmless from any and all claims, liabilities, losses, damage, costs and expenses, including, without limitation, all reasonable attorneys' fees, asserted against or suffered by Purchaser resulting directly from (i) any breach by Seller of this Agreement after the Closing Date, (ii) any claims by third parties against Purchaser as successor-in-interest to Seller for any personal injury or property damage occurring on the Property prior to the Closing Date, other than injury or damage caused by Purchaser or for which Purchaser is obligated to indemnify Seller pursuant to Section 4.G above, and (iii) the material untruth or inaccuracy of any of the representations or warranties made by Seller pursuant to this Agreement, which is discovered by Purchaser after the Closing
Date and is not otherwise cured by Seller.

       I.      Subject to all limitations on liability contained in
Section 8.G and elsewhere in this Agreement, Purchaser agrees to indemnify, protect and defend Seller against and hold Seller harmless from any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, all reasonable attorneys' fees, asserted against or suffered by Seller resulting directly from (i) any breach by Purchaser of this Agreement after the Closing Date, (ii) any claims by third parties for any personal injury or property damage occurring on the Property on or after the Closing Date, other than injury or damage caused by Seller prior to the Closing Date, and (iii) the material untruth or inaccuracy of any of the representations or warranties made by Purchaser pursuant to this Agreement, which is discovered by Seller after the Closing Date and is not otherwise cured by Purchaser.

9.     CLOSING COSTS AND PRORATIONS.

       A. Seller and Purchaser shall share equally the cost of the escrow closing arrangements, including any escrow fees charged by the Title Company and any state, local or county real or personal property transfer taxes relating to the transfer of real or personal property to Purchaser. Purchaser shall pay the cost of recording the Deed. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs in performing its obligations under this Agreement including, without limitation, its own attorneys' fees and, in the case of Purchaser, all costs and expenses in connection with its inspection of the Property as provided in
Section 4 above.

       B. The following items are to be prorated or adjusted as of the end of the day ("Proration Date") immediately prior to the Closing Date:

               1. Rents, and other amounts owed under the Leases (regardless of whether or not such rent and other amounts have been paid to Seller), payments under Service
       Contracts assigned to Purchaser, personal property taxes, installment payments of special assessment liens (and Purchaser shall be responsible to pay all installments of special assessments which are due after the Proration
       Date), annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), sewer charges and operating or utility charges actually collected, billed or paid as of the date of Closing shall be prorated as of the Proration Date and be adjusted against the Cash Balance due at Closing, provided that within ninety (90) days after Closing, Purchaser and Seller will make a further adjustment for such rents, payments, taxes or charges which may have been incurred for the period of time before Closing, but not billed or paid at that time. Promptly following the final determination of all percentage rents for calendar year
       1996, Seller and Purchaser shall prorate percentage rents for calendar year 1996 by determining the percentage of total sales for the 1996 calendar year for tenants paying percentage rent that were generated during each party's ownership period in calendar year 1996 (the "Sales Ratio") and dividing the total percentage rent for calendar 1996 in accordance with the Sales Ratio. In the event monthly sales information is not available, Seller and Purchaser shall use a per diem calculation for purposes of such prorations. In addition, Seller or Purchaser may require a further adjustment of such rents, payments, taxes or charges following the end of calendar year 1996 after the actual amount of the applicable items becomes known and available. Rents and other amounts collected by Purchaser or its agent under any Lease after Closing attributable to the time period before Closing shall be paid to Seller; provided, however, that all rent collected by Purchaser shall be applied first to all unpaid rent accruing after the Proration Date. Purchaser shall not be obligated to take any legal steps to recover any rent arrearages, but shall in good faith attempt to collect such amounts but shall not be required to commence any legal proceedings in order to do so.

               2. Non-delinquent real and/or personal property taxes will be prorated as of the Proration Date using the most recent ascertainable tax bill therefor to estimate current taxes. For purposes of such prorations, Seller and Buyer shall assume that 1996 real property taxes equal one hundred five percent (105%) of 1995 real estate taxes. Such taxes will be reprorated within ninety (90) days after the issuance of the actual tax bill, it being the intent of the parties that Seller be responsible for real estate (and personal property, if applicable) taxes for the Premises attributable to the period before Closing and Purchaser be responsible for the real estate (and personal property, if applicable) taxes for the Premises attributable to the period after Closing; provided, however, because Dominick's, Toys 'R' Us and Walgreens pay their respective portions of real estate taxes to the landlord in arrears, Seller and Purchaser shall not include such taxes in the prorations at closing. Any refund of real estate or personal property taxes for the Premises attributable to the fiscal year in which the Closing takes place (or any fiscal year prior to such year) shall be prorated between the parties (to the extent paid by the parties) within thirty (30) days after such refund has been received by Seller or Purchaser, as the case may be after deducting any costs incurred in petitioning for the tax reduction. Seller shall be entitled to receive the portion of such refund that pertains to the period of time prior to the date of Closing and Purchaser shall be entitled to receive the portion of such refund that pertains to the period of time after the date of Closing.

               3. The full amount of security deposits paid under the Leases, which have not been applied by Seller shall be credited to Purchaser by application against the Cash
       Balance due at Closing.

               4. Seller shall pay for (a) leasing commissions and tenant improvement costs currently due and owing in connection with all Leases entered into prior to the date of this Agreement ("Current Leases"), (b) any commissions arising out of the exercise by a Tenant prior to the Closing Date of an extension or expansion option contained in a Current Lease, and (c) any inducements to Tenants under Current Leases which are expressly payable prior to the Closing Date. Purchaser shall pay (in accordance with Section 3.B hereof) for all leasing commissions and tenant improvement costs in connection with any Leases entered into after the date hereof ("New Leases"). Purchaser shall additionally pay for all leasing commissions and tenant improvement costs in connection with the exercise by a Tenant on or after the Closing Date of an extension or expansion option contained in a Current Lease or a New Lease.

               5. Where the Leases contain Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any other nature, and where Seller shall have collected any portion thereof in excess of (or less than) amounts owed by Seller for such items for the period prior to the Proration Date, then there shall be an adjustment and credit given to Purchaser or Seller, as the case may be, on the Proration Date for such excess or deficiency in the amounts collected; provided, however, any amounts that must be refunded to tenants shall not be considered as having been collected.

               6. Seller shall cause all the utility meters to be read on as close to the Proration Date as is practical and will be responsible for the cost of all utilities used prior to the Proration Date (and Purchaser will be responsible for the cost of all utilities used on and after the Proration Date), except to the extent such utility charges are billed to and paid by Tenants directly.

       C. Notwithstanding anything to the contrary contained herein, at Seller's election, no prorations shall be made for any expense item that is required to be paid (or reimbursed) to Seller pursuant to the terms of the Leases. All prorations and Closing adjustments shall be made on the basis of a 365 day calendar year. All such prorations and adjustments shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at Closing and to correct any errors made at Closing with respect to such apportionments and the party receiving more than it was entitled to hereunder shall reimburse the other party hereto in the amount of such overpayment within thirty (30) days after receiving written demand therefor. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent (2%) per annum over the "prime rate" announced from time to time by First National Bank of Chicago at its main branch in Chicago, Illinois, from the Proration Date to the date of payment if payment is not made within thirty (30) days after receipt of a bill therefor. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustment, except for reproration of real estate (and personal property, if applicable) taxes or tax refunds as provided above, if no such adjustments have been requested within ninety (90) days after the end of calendar year 1996.

10.    CLOSING DOCUMENTS AND MATTERS.

       A. On the Proration Date, Seller shall deliver the following original documents into escrow, each acknowledged and executed (as appropriate):

               1. Deed to the Premises in the form of Exhibit C attached hereto, subject to the matters Purchaser has agreed to accept under the terms of this Agreement.

               2.     Applicable real estate transfer tax
       declarations, if any.

               3.     A Bill of Sale with respect to the Personal
       Property, in the form of Exhibit D attached hereto.

               4. An Assignment and Assumption of Leases, Service Contracts, Permits and Warranties, Plans and any other so-called intangible property constituting the Property in the form of Exhibit E attached hereto.

               5. A Notice of Lease Assignment to the Tenants in the form of Exhibit M hereto.

               6. Originals, or, if originals are not available then copies, of all Leases and assigned Service Contracts, all Permits and Warranties, Plans and intangible property described in Section 1.A.4 above.

               7. An ALTA Loan and Extended Coverage Statement or the equivalent thereof reasonably required by the Title Company in connection with the issuance of the Title
       Policy, which Statement may disclose the Leases by attaching a copy of the Rent Roll and which shall provide that there is no lienable work that has been performed by or on behalf of Seller on or about the Premises which has not been fully paid for (or for which payment arrangements satisfactory to the Title Company have not been made).

               8. Any evidence of the authority of Seller to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

               9. Separate or jointly prepared escrow instructions to Title Company in form and content satisfactory to Purchaser and Seller.

               10. A certificate ("Warranty Certificate") with respect to Seller's representations and warranties in the form attached hereto as Exhibit N; provided, however, if such certificate discloses a material breach of, or a change of facts regarding, a representation or warranty, Purchaser shall have the right to refuse to close the transaction contemplated hereby.

               11. Any other instruments, records or correspondence specifically required under this Agreement which have not previously been delivered.

               12. The Federal Withholding Certificate. If Seller fails to deliver such Certificate, Purchaser shall not be excused from its obligation to consummate the transactions contemplated herein, but rather may deduct and withhold from the Purchase Price an amount equal to ten percent
       (10%) of the "amount realized on the disposition" of any "United States real property interest" in connection with the transactions contemplated herein, all as defined and required by the Federal Withholding Provisions. As described in Section 2.B above, any amount so withheld shall be deemed to have been paid by Purchaser as a part of the Purchase Price. Should Seller deliver a withholding certificate issued by the IRS pursuant to the Federal Withholding Provisions which permits Purchaser to withhold an amount less than ten percent (10%) of the amount realized on the disposition, Purchaser may withhold such lesser amount, and the amount so withheld shall be deemed to have been paid by Purchaser as part of the Purchase Price.

       B. On the Proration Date, Purchaser shall deliver or cause to be delivered the following original documents into escrow, each acknowledged and executed (as appropriate):

               1. The Assignment and Assumption in the form of Exhibit E hereto, which includes an assumption-of Seller's obligations to the Tenants under the Leases with respect to the security deposits paid thereunder.

               2.     Applicable real estate transfer tax
       declarations, if any.

               3. If required by the Title Company, an ALTA Loan and Extended Coverage Statement or the equivalent thereof reasonably required by the Title Company in connection with the issuance of the Title Policy.

               4.     The Notice of Lease Assignments described in
       Section 10.A.5 above.

               5. Any evidence of the authority of Purchaser to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

               6. Separate or jointly prepared escrow instructions to Title Company in form and content satisfactory to Purchaser and Seller.

       C. Seller and Purchaser shall each deposit such other instruments as are reasonably required by the Title Company to close the escrow and consummate the purchase of the Property in accordance with the terms hereof (provided that such instruments do not increase the liability of the applicable party hereunder), including an agreement ("Designation Agreement") designating the Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder, and executed by Seller, Purchaser and the Title Company. The Designation Agreement shall comply with the requirements of
Section 6045(e) of the Federal Code and the regulations promulgated thereunder. Seller and Purchaser shall cause all of the documents required by this Section 10 (in addition to the Deed) to be delivered into escrow on the Proration Date, and Purchaser shall cause the Cash Balance to be sent by wire transfer to the Title Company as soon as possible (but in no event later than 10:00 A.M. Central time) on the Closing Date.

       D. At Closing, the Deposit and all interest thereon shall be paid to Seller and Purchaser shall cause to be paid to Seller the Cash Balance as required pursuant to Section 2 above, plus or minus prorations as determined pursuant hereto. Closing shall be deemed to have occurred (e.g., for purposes of possession and prorations) at such time as the Deposit and the Cash Balance have been received by Seller in sufficient time for Seller to invest such sum (and receive interest thereon), in no event later than 2:00 P.M. Central time. Amounts not received by such time shall, for purposes hereof, be deemed to have been received the next Business Day.

       E. In addition to the other conditions to Closing expressly set forth in this Agreement, it shall be a condition to Purchaser's obligation to close the transaction contemplated hereby that Purchaser receives at Closing:

               (i)               The Title Policy or the written
                                 obligation of the Title Company to issue the Title Policy in the form of a title commitment mark-up.

               (ii) Estoppel certificates, substantially in the form of Exhibit F attached hereto and made a part hereof, from the Tenants under Leases which demise not less than ninety percent (90%) of the rentable area of the Improvements (and the improvements located on the Other Property) which is occupied by Tenants under Leases in effect as of the date hereof ("Required Number of Estoppel Certificates").
                                 Seller shall use reasonably diligent
                                 efforts to obtain estoppel certificates
                                 from all Tenants leasing space in the
                                 Improvements, but if the Required Number of Estoppel Certificates are not delivered at or prior to Closing, as it may be extended pursuant to Section 7 above, Purchaser may elect to terminate this Agreement. An estoppel certificate shall be deemed to satisfy the requirements of this Section 10.E(ii) even though it may not be in the form or substance of Exhibit F, provided that the certificate contains the specific information (as opposed to a general or "catch-all" requirement), if any, required by the applicable Lease or that the departures therefrom reflect facts or circumstances that are disclosed in the Information Package or that Purchaser had Actual Knowledge through its inspection of the Property. If this Agreement is terminated pursuant to this Section 10.E(ii), the Deposit Escrowee shall refund the Deposit and any interest thereon to Purchaser and the parties shall not have any further obligations hereunder, except pursuant to Sections 4.G, 8.D and 13.F hereof, which shall survive such termination. Seller shall not encourage or invite any Tenant to sign an estoppel certificate that contains less information than the estoppel certificate attached as Exhibit F hereto.

       F. Seller shall terminate the existing management agreements and any brokerage agreements with the Property
Manager effective as of the date of Closing.

       G. Purchaser shall be entitled to possession of the Property at the conclusion of Closing subject only to the matters expressly permitted by or pursuant to this Agreement.

       H. Effective upon Closing, Seller may notify all contractors and utility companies serving the Property of the sale of the Property and to (i) return any deposit or deposits posted by Seller, (ii) terminate Seller's account effective on noon on the date of Closing, and (iii) direct to Purchaser all bills for services provided to the Property on and after the date of Closing.

11.    CASUALTY AND CONDEMNATION.

       A. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction would cost less than One Hundred Thousand Dollars ($100,000) to repair or restore, then this Agreement shall remain in full force and effect and Purchaser shall acquire the Property upon the terms and conditions set forth herein. In such event, Purchaser may elect either (i) to receive a credit against the Purchase Price equal to the deductible amount under Seller's insurance and take an assignment of Seller's interest in all proceeds of insurance payable on account of the damage or destruction, or (ii) to receive a credit against the Purchase Price in an amount reasonably determined by Seller and Purchaser (after consultation with unaffiliated experts) to be the cost of repairing such damage or destruction, but in no event more than One Hundred Thousand Dollars ($100,000). In such event, Purchaser shall cooperate with all reasonable requests of Seller and its insurance carrier so that Seller may collect the proceeds of insurance payable on account of the damage or destruction.

       B. In the event (i) any of the Property is damaged or destroyed prior to the Closing, and the cost of repair would exceed One Hundred Thousand Dollars ($100,000), or (ii) if condemnation proceedings are commenced against any of the Property, then, notwithstanding anything to the contrary set forth in this Section 11, Seller or Purchaser shall have the right to terminate this Agreement by delivery of notice of termination to the other party, whereupon Purchaser and Seller shall each be released from all obligations hereunder pertaining to the Property, except for obligations arising under sections 4.G and 8.D. hereof. In the event neither party elects to terminate this Agreement, Seller shall (i) notify Purchaser of Seller's agreement to repair such damage or destruction (to the extent feasible in the case of condemnation), in which case this Agreement shall remain in full force and effect and Purchaser shall receive a credit against the Purchase Price at Closing in the amount reasonably determined by Purchaser and Seller (after consultation with unaffiliated experts) to be the value of any Property taken or to be taken as a result of the condemnation proceeding, or (ii) notify Purchaser of Seller's agreement to give Purchaser a credit against the Purchase Price at the Closing in the amount reasonably determined by Purchaser and Seller (after consultation with unaffiliated experts) to be the cost of repairing such damage or destruction (and, in the event of a condemnation proceeding, the value of any Property taken or to be taken as a result of such proceeding), in which case this Agreement shall otherwise remain in full force and effect, and Seller shall be entitled to all proceeds of insurance or condemnation awards. In such event, Purchaser shall cooperate with all reasonable requests of Seller and its insurance carrier so that Seller may collect the proceeds of insurance payable on account of the damage or destruction. Any repairs elected to be made by Seller pursuant to this Section 11 shall be made within one hundred eighty (180) days following such damage or destruction and the Closing shall be extended until the repairs are substantially completed. As used in this
Section 11, the cost to repair or restore shall include the cost of lost rental revenue, including additional rent and base rent.

12.    DEFAULT.

       A. In the event the sale of the Property is not consummated because of the failure of any condition or any other reason except a default under this Agreement on the part of Purchaser, the Deposit plus interest accrued thereon shall promptly be returned to Purchaser. If, after satisfaction or waiver of all conditions precedent to Purchaser's obligations contained herein (except for those conditions which cannot be, or which are not, satisfied because of such default or because of any anticipatory breach of this Agreement by Purchaser), Purchaser shall default under this Agreement prior to Closing, the Deposit shall be paid by the Deposit Escrowee to Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the obligations of Purchaser set forth in Section 4.G. above and
Section 13.F below and the obligations of the parties set forth in Section 8.D above. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY (EXCEPT AS PROVIDED ABOVE IN THIS SECTION 12.A), IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.

INITIALS:
       B.      Seller ____________        Purchaser____________

       C. If Seller shall default under this Agreement prior to Closing, Purchaser's sole remedy therefor shall be either (1) to terminate this Agreement and have the Deposit returned to it, or (2) to enforce Seller's obligations to convey the Property, provided that no such action in specific performance shall seek to require Seller to (a) change the condition of the Property or restore the Property or any part thereof following any fire, other casualty or condemnation; (b) expend money or post a bond to remove a title defect or correct any matter shown on the ALTA Survey in excess of its obligations under Sections 6.B and 6.C above; or (c) secure any permit, approval or consent with respect to the Property or Seller's conveyance of the Property. Notwithstanding the foregoing, if Seller has wilfully and intentionally committed a material default hereunder which default shall not include a breach of a representation or warranty of Seller, Purchaser may recover from Seller (if Purchaser has elected to terminate this Agreement) the reasonable, out of pocket, bona fide costs incurred by Purchaser as a result of the transaction contemplated by this Agreement (in no event to exceed
$100,000), including but not limited to the reasonable costs of Purchaser's investment advisor, AMB Institutional Real Estate Investment Advisors, Inc. The limitations on liability contained in this Section 12.B shall not affect or limit
Purchaser's remedies (if any) contained elsewhere in this Agreement for a breach by Seller of a covenant, representation or warranty contained herein which occurs (or is discovered, as the case may be) after the Closing Date.

13.    MISCELLANEOUS.

       A. No alteration, modification or interpretation of this Agreement or the Exhibits shall be binding unless in writing and signed by both parties.

       B. If any provision of this Agreement or any application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law, except that, if as a result thereof, the consideration to be paid to Seller under this Agreement is diminished in any material respect Seller ' shall have the option, upon written notice to Purchaser, to terminate this Agreement.

       C. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

        Purchaser may not assign this Agreement without first obtaining Seller's written consent, which consent may be withheld in Seller's sole discretion. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. If Purchaser requests Seller's written consent to any assignment, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee;
(iii) provide Seller with financial information including financial statements of the proposed assignee; and (iv) provide Seller with a copy of the proposed assignment.

       E. This Agreement shall be binding and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

       F. Seller or Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of the other party hereto, except as may be required by law or applicable governmental regulation. Purchaser shall continue to comply with the confidentiality requirements set forth in any letter of intent or confidentiality agreement previously entered into between Seller and Purchaser (or an affiliate of Purchaser), and Seller and Purchaser shall not (without first obtaining the written consent of the other party hereto, which shall not be unreasonably withheld or delayed) disclose to any third party any information or data with respect to the Property, except such disclosure as may be expressly contemplated or permitted by this Agreement.

       G. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

       H. In the event of any litigation arising out of this Agreement, in addition to any other rights or remedies specified herein, the prevailing party shall be entitled to its reasonable attorneys' fees and costs, whether an appeal or otherwise; provided, however, that such fees and costs shall not exceed Two Hundred Thousand Dollars ($200,000), which cap shall, in Seller's case, not be included in or considered as a part of the aggregate monetary limitation on Seller's liability contained in Section 8.G hereof.

       I. When used in this Agreement, the term "Business Day" shall mean any day when national banks located in Chicago, Illinois are open for business.

       J. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any other relationship other than seller and purchaser.

       K.      Time is of the essence of this Agreement.

       L. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

       M. Purchaser and Seller agree not to record this Agreement or any memorandum thereof.

       N. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

       O. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the Title Company shall be obligated to prepare and file the 1099-S form (and any necessary supporting documentation) and Seller and Purchaser shall cooperate with any requests from the Title company in connection therewith.

       P. The agreements of Seller contained herein shall only be enforceable (subject to all limitations on liability contained in this Agreement) against the assets of Seller. By executing this Agreement (i) Purchaser agrees to look solely to the assets of Seller (subject to all limitations on liability contained in this Agreement) for the enforcement of its rights hereunder, and (ii) Purchaser hereby waives any claim or any right to proceed for the enforcement of any of its rights hereunder against JMB Realty Corporation, a Delaware corporation, or any subsidiary or affiliate thereof, in their personal or corporate capacities.

               Purchaser (on behalf of itself, its direct and indirect partners and affiliates and all officers, directors, employees, trustees, advisors, agents, shareholders or contractors of any of the foregoing), agrees and acknowledges that the obligations of Seller under this Agreement do not constitute personal obligations of the direct or indirect partners of Seller or their respective officers, directors, trustees, advisors, agents, shareholders, employees or contractors, and that Purchaser shall look solely to the assets of Seller for satisfaction of any liability of Seller in respect of this Agreement and the transactions and documents contemplated under this Agreement, and will not seek recourse against any individuals unless and to the extent Seller has distributed all of its assets to such individuals from and after the date of this Agreement, in which case Purchaser shall be entitled to seek recourse against such individuals to extent that they received such distributions. For purposes of this Agreement, neither the negative capital account of any constituent partner in Seller, nor any obligation of any constituent partner in Seller to restor a negative capital account or to contribute capital to Seller or to any other constituent partner in Seller, shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Purchaser nor any of its successors or permitted assignees shall have the right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to restore or contribute).

       Q. Seller and Purchaser understand that the tenant improvements required to be constructed under the Ameritech lease (the "Ameritech Tenant Improvements") have not yet been completed and that leasing commissions in connection with the Ameritech lease have not been fully paid. Seller agrees, as post-closing obligations: (i) to pay or reimburse, as and when due under the Ameritech lease, any tenant improvement allowance, cost or expense required to be paid or reimbursed by landlord, and concurrently to deliver to Purchaser evidence of such payment; (ii) to pay, as and when due, any leasing commissions payable in connection with the initial term of the Ameritech lease and to deliver to Purchaser evidence of such payment; and (iii) to indemnify, protect, reimburse, defend and hold Purchaser harmless from and against any and all loss, cost, expense, charge, liability, or damage resulting from Seller's failure to perform its obligations under (i) and (ii), which indemnity shall survive the Closing and transfer of the Property to Purchaser and shall expire upon satisfaction of the oblegations of Seller under (i) and (ii). In addition to the other conditions to Closing expressly set forth in this Agreement, it shall be a condition to Purchaser's obligation to close the transaction contemplated hereby that Purchaser receives at or before Closing written confirmation addressed to Purchaser and signed by Ameritech stating that Ameritech has accepted possession of the premises and, notwithstanding any provisions of the Lease to the contrary, landlord has no obligation to construct or install any improvements or alterations in the premises [provided that such estoppel may describe landlord's obligations to pay for tenant improvement costs].

       R. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights or impose any obligations upon Purchaser, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser.

       S. Seller acknowledges that Purchaser has formed a land trust to take title to the Property. Accordingly, Seller shall deed the Property and assign the Leases to Purchaser's land trust as shown on Exhibit C attached hereto; provided, however, that the conveyance of the Property and the Leases to such land trust by Seller shall not relieve or terminate any obligations or indemnifications of Purchaser or Seller as set forth in this Agreement which survive the Closing.

14.    NOTICES.

       Any notices or requests required or permitted to be given hereunder shall be (i) hand delivered, or (ii) sent by Federal Express or similar overnight service for next business day delivery, (iii) sent by U.S. certified mail, return receipt requested, or (iv) sent by facsimile transmission, in all cases addressed to the parties at their respective addresses as follows:

If to Seller:
Carlyle Income Plus, Ltd.
JMB Realty Corporation
900 North Michigan Avenue
Chicago, Illinois 60611
Attn:Brian Ellison
Fax No.: 312-915-1970
With a copy to:






With a copy to:





If to Purchaser:
Stanley Warnick
Richard Ellis, L.L.C.
Three First National Plaza
Suite 1750
Chicago, Illinois 60602
Fax No.: 312-899-0923

Wildman, Harrold, Allen & Dixon
225 West Wacker Drive, 26th Floor
Chicago, IL 60606
Attn: Robert W. Newman, Esq.
Fax No.: 312-201-2555

AMB Retail Income Fund, Inc.
c/o AMB Institutional Realty Advisors '
Inc.
505 Montgomery Street
San Francisco, California 94111
Attn: Mohammad Barzegar
Fax No.: 415-394-9001
With a copy to:
Sheppard, Mullin, Richter & Hampton
4 Embarcadero Center, 17th Floor
San Francisco, CA 94111
Attn: Robert A. Thompson, Esq.
Fax No.: 415-434-3947
or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party.

15.    ERISA

       A. Seller represents and warrants to Purchaser that Seller is not an "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and that the Property is not deemed to be "plan assets" as that term is defined under the plan asset regulations found at 29 C.F.R.
Section 2510.3-101.

       B. Purchaser represents and warrants to Seller that the source of the funds used to acquire the Property are not assets of any employee benefit plan subject to ERISA.

       IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first written above, being the date inserted by Seller as the date of its execution and delivery hereof to Purchaser.

SELLER


By: Carlyle Income Plus, Ltd.,
    an Illinois limited
    partnership

By:      JMB Realty Corporation,
         a Delaware corporation,
         a general partner


By  ____________________

    ____________________
    [Printed Name and Title]

PURCHASER


                                             By:      AMB Retail Income Fund,
                                                      Inc., a Maryland
                                                      corporation

By:                                                   AMB Institutional Realty
                                                      Advisors, Inc., a
                                                      California corporation


By                                                    ____________________

                                                      ____________________
                                                      [Printed Name and Title]

                                       LIST OF EXHIBITS

Exhibit A         --  Legal Description of Land

Exhibit B         --  Deposit Escrow Agreement

Exhibit C         --  Limited Warranty Deed

Exhibit D         --  Bill of Sale

Exhibit E         --  Assignment and Assumption Agreement

Exhibit F         --  Form of Tenant Estoppel Agreement

Exhibit G         --  Description of Existing Environmental Reports

Exhibit H         --  Forms of Federal Withholding Certificate

Exhibit I         --  Intentionally Deleted

Exhibit J         --  Intentionally Deleted

Exhibit K         --  Form of Surveyor's Certificate

Exhibit L         --  Rent Roll

Exhibit M         --  Notice of Lease Assignment

Exhibit N         --  Seller's Warranty Certificate

Exhibit O         --  List of Service Contracts

Exhibit P         --  Due Diligence Items

                                           EXHIBIT A

                                 DESCRIPTION OF REAL PROPERTY

                                   DEPOSIT ESCROW AGREEMENT

TO:      Mr. Lawrence Vaughan
         Commonwealth Title Insurance Company
         30 North LaSalle Street, Suite 3440
         Chicago, IL 60602

RE:      Escrow Trust No. 96-06-0286

DATE:    November 21, 1996

16.      PARTIES

    A.   Seller:      Carlyle Income Plus, Ltd.
                  c/o JMB Realty Corporation
                  900 North Michigan Avenue
                  Chicago, Illinois 60611
                  Attn: Brian Ellison

    B.            Purchaser: AMB Retail Income Fund, Inc.
                  c/o AMB Institutional Realty Advisors, Inc.
                  505 Montgomery Street
                  San Francisco, California 94111
                  Attention:  Mohammad Barzegar

    C.   Escrow
         Holder:  Commonwealth Title Insurance Company
                  30 North LaSalle Street, Suite 3440
                  Chicago, IL 60602
                  Attention: Larry Vaughan

    D.   Purchaser's
         Counsel: Sheppard, Mullin, Richter & Hampton
                  4 Embarcadero Center, 17th Floor
                  San Francisco, CA 94111
                  Attn: Rebecca V. Hlebasko, Esq.

    E.   Seller's
         Counsel: Wildman, Harrold, Allen & Dixon
                  225 West Wacker Drive, 26th Floor
                  Chicago, IL 60606
                  Attn: Robert W. Newman, Esq.

17.      PRELIMINARY STATEMENTS

    A. Concurrently with the execution and delivery of this Deposit Escrow Agreement, Seller and Purchaser have executed and delivered a certain Agreement for Purchase and Sale of Real Estate and Related Property (hereinafter referred to as the "Agreement"), a copy of which has been provided to Escrow Holder. Under the terms of the Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, a certain parcel of land and improvements located in Cook County, Illinois.

    B. Pursuant to Section 2.A of the Agreement, Purchaser is required to deposit with Escrow Holder the sum of One Hundred Fifty Thousand Dollars ($150,000) (hereinafter referred to as the "Earnest Money"), to be held by Escrow Holder pursuant to the terms and provisions of this Deposit Escrow Agreement.

    C. Subject to the applicable terms and provisions of the Agreement, the Earnest Money and any interest earned thereon, are to be applied towards the Cash Balance at Closing as set forth in the Agreement.


18.      DEPOSIT OF EARNEST MONEY; INVESTMENT DIRECTIONS

    A. Concurrently herewith, Purchaser has deposited the Earnest Money with Escrow Holder in accordance with the Agreement.

    B. Escrow Holder is hereby authorized and directed to invest the Earnest Money or any portion thereof in a money market account at a federally insured national bank in Chicago, Illinois, or otherwise in accordance with the written direction of Seller and Purchaser (or Seller's and Purchaser's Counsel). Unless otherwise provided pursuant to the provisions of Section
IV hereof, such investment shall be for the benefit of Purchaser. The Federal Taxpayer Identification Number for Purchaser is ______________.


19.      INSTRUCTIONS

    A. Escrow Holder is instructed to continue to hold and invest the Earnest Money, together with all interest earned thereon, as provided in Section III.B. above, until Escrow Holder is in receipt of (i) a joint written direction from Seller (or Seller's Counsel) and Purchaser (or Purchaser's Counsel), or (ii) an order, judgment or decree addressed to Escrow Holder which shall have been entered or issued by any court and which shall determine the disposition of the Earnest Money and all interest earned thereon.

    B. Any party delivering a notice required or permitted hereunder shall simultaneously deliver copies of such notice to all parties listed in Section I of this Deposit Escrow
Agreement. All notices required herein shall be sent in accordance with Section 14 of the Agreement.

    C. Except as otherwise expressly set forth in this Agreement, Escrow Holder shall disregard any and all notices or warnings given by any of the parties hereto.

    D. In case Escrow Holder obeys or complies with any order, judgment or decree of any court with respect to the Earnest Money, Escrow Holder shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this Deposit Escrow Agreement to which Escrow Holder is or may be at any time a party, Seller and Purchaser shall each be liable for one-half of all such costs, fees and expenses incurred or sustained by Escrow Holder and shall forthwith pay the same to Escrow Holder upon demand; provided, however, that in the event Escrow Holder is made a party to any suit or proceeding between Seller and Purchaser, the prevailing party in such suit or proceeding shall have no liability for the payment of Escrow Holder's costs, fees and expenses.

    E. Escrow Holder is not to be held responsible for any loss of the principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of this Deposit Escrow Agreement.

    F.   In no case shall the Earnest Money be surrendered except
(i) in the manner specifically described in this Deposit Escrow
Agreement; (ii) on an order signed by Seller (or Seller's
Counsel) and Purchaser (or Purchaser's Counsel); or (iii) in obedience to the process of order of a court as aforesaid.

    G. All fees of Escrow Holder shall be charged one-half to Seller and one-half to Purchaser.

    H. Except as to deposits of funds for which Escrow Holder has received express written direction from Seller and Purchaser (or Seller's and Purchaser's Counsel) concerning investment or other handling, the parties hereto agree that Escrow Holder shall be under no duty to invest or reinvest any portion of the Earnest Money at any time held by it hereunder; provided, however, nothing herein shall diminish Escrow Holder's obligation to apply the full amount of the Earnest Money in accordance with the terms of this Deposit Escrow Agreement.


20.      MISCELLANEOUS

    A. Any order, judgment or decree requiring Escrow Holder to disburse the Earnest Money shall not be binding upon Purchaser or Seller as to the ultimate disposition of the Earnest Money unless and until a final, non-appealable order, judgment, or decree is entered by a court having jurisdiction thereof.

    B. This Deposit Escrow Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

    C. This Deposit Escrow Agreement shall not supersede the Agreement and in case of any conflict or inconsistency between the rights and obligations of Seller and Purchaser hereunder and under the Agreement, the provisions of the Agreement shall govern and control.

    D. The agreements of Seller contained herein shall only be enforceable against the property of Seller for the payment of any claims hereunder. By executing this instrument, (i) Purchaser and Escrow Holder agree to look solely to the property of Seller for the enforcement of their rights hereunder, and (ii) Purchaser and Escrow Holder hereby waive any claim or any right to proceed for the enforcement of any of their respective rights hereunder against any officer, partner, or agent of Seller or any subsidiary or affiliate thereof in their personal or corporate capacities.

SELLER


By: Carlyle Income Plus, Ltd.,
    an Illinois limited
    partnership


By________________________

________________________
[Printed Name and Title]

PURCHASER


                                             By:      AMB Retail Income Fund,
                                                      Inc., a Maryland
                                                      corporation


                                             By  ________________________

________________________
[Printed Name and Title]

Accepted this _____ day of
November, 1996.

Commonwealth Title Insurance Company


By     _________________________________

       _________________________________
       [Printed Name and Title]

                                           EXHIBIT C


WHEN RECORDED MAIL TO:

Robert Thompson, Esq.
Sheppard, Mullin,
Richter & Hampton
4 Embarcadero Center,
17th Floor
San Francisco,
California 94111

SPACE ABOVE THIS LINE FOR RECORDER'S
USE
MAIL TAX STATEMENTS
TO:

AMB RetailIncome Fund,
Inc.
505 Montgomery Street
San Francisco,
California 94111
Attn: M. Barzegar

                                     LIMITED WARRANTY DEED


               THIS INDENTURE, made this ___ day of October, 1996, by CARLYLE INCOME PLUS, LTD., a partnership existing under and by virtue of the laws of the State of Illinois and duly authorized to transact business in the State of Illinois ("Grantor"), whose address is c/o JMB Realty Corporation, 900 North Michigan Avenue, Chicago, Illinois 60611, and to THE
CHICAGO TRUST COMPANY, a corporation existing under and by virtue of the laws of the State of Illinois, whose address is 171 North Clark Street, Chicago, Illinois 60601-3294, as
Trustee under the provisions of a Trust Agreement dated as of October 30, 1996, known as Trust No. 1103967 ("Grantee"), WITNESSETH that Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, by Grantee, the receipt whereof is hereby acknowledged, and pursuant to its partners, by these presents does REMISE, RELEASE, ALIEN AND CONVEY unto Grantee, FOREVER, all of the following described improved real estate, situated in the County of Cook and State of Illinois known and described as follows, to wit:

                                    See attached Exhibit A

               Together with all and regular hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion or reversions, remainder or remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of Grantor, either in law or equity of, in and to the above-described premises, with the hereditaments and appurtenances:

               TO HAVE AND TO HOLD the said premises, above described, with the appurtenances, unto Grantee, forever.

               And Grantor, for itself, and its successors, does covenant, promise and agree to and with Grantee, and successors, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except, as herein recited, and that it WILL WARRANT AND DEFEND, the said premises against all persons lawfully claiming, or to claim the same, by, through or under it, subject only to the exceptions set forth on Exhibit B attached hereto.

               IN WITNESS WHEREOF, said Grantor has caused its name to be signed to these presents as of the date and year first above written.

GRANTOR:

Carlyle Income Plus, Ltd., an
Illinois limited partnership


By ________________________

Its ________________________
     [Printed Name and Title]

                                           EXHIBIT A

                                       LEGAL DESCRIPTION

                                           EXHIBIT B

                                      EXCEPTIONS TO TITLE

                                  [Copy from Title Pro Forma]


                                           EXHIBIT D

                                         BILL OF SALE


               CARLYLE INCOME PLUS, LTD., an Illinois limited partnership ("Seller"), in consideration of ten dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, convey, transfer and set over to AMB RETAIL INCOME FUND, INC., a Maryland corporation ("Purchaser"), all tangible personal property owned by and in the possession of Seller and used in connection with the operation and ownership of those certain tracts of real estate located in Los Angeles County, California and legally described in Exhibit A attached hereto and made a part hereof, or within the improvements situated on said tracts of real estate (such real estate along with the improvements thereon are collectively called the "Property"), including, but not limited to, all fixtures, attachments, appliances, machinery, apparatus and equipment described in Exhibit B attached hereto and made a part hereof, it being understood that the enumeration of any specific articles of property shall in nowise result in the exclusion of or be held to exclude any items of property not specifically mentioned (collectively, the "Personal Property"). The Personal Property specifically excludes any property owned by Tenants or Property Manager (as those terms are defined in the Purchase and Sale Agreement described below).

               Seller hereby represents and warrants to Purchaser that the Personal Property is free and clear of all liens, charges and encumbrances created by Seller, and that Seller has full right, power and authority to sell the Personal Property and to make this Bill of Sale.
 Seller, for itself and its successors, agrees that it shall warrant and defend the title to the Personal Property against the lawful claims of all persons and entities whomsoever claiming against the right, title and interest of Purchaser in the Personal Property, or any part thereof, by, through or under Seller, but not otherwise. All warranties of quality, fitness and merchantability are hereby excluded.

               All representations and warranties of Seller contained herein shall be subject to all of the limitations, terms, provisions and conditions that are contained in Section 8.G and 13.P of that certain Agreement For Purchase and Sale of Real Estate and Related Property dated as of November 4, 1996 ("Agreement Limitations").

               IN WITNESS WHEREOF, Seller has caused this Bill of
Sale to be executed and delivered this ____ day of _________, 1996.

SELLER:

Carlyle Income Plus, Ltd., an
Illinois limited partnership


By ________________________

Its ________________________
     [Printed Name and Title]

                                           EXHIBIT A

                                       LEGAL DESCRIPTION

                                           EXHIBIT B

                               DESCRIPTION OF PERSONAL PROPERTY

                                             None

                                           EXHIBIT E

                              ASSIGNMENT AND ASSUMPTION AGREEMENT


               THIS ASSIGNMENT AND ASSUMPTION AGREEMENT
("Assignment"), dated as of October __, 1996, by and between CARLYLE INCOME PLUS, LTD., an Illinois limited partnership ("Assignor"), and THE CHICAGO TRUST COMPANY, an Illinois corporation, as Trustee under the provisions of a Trust Agreement dated as of October 30, 1996, known as Trust No. 1103967 ("Assignee").

                                     W I T N E S S E T H:

               WHEREAS, Assignor or Assignor's predecessors in title have heretofore entered into (i) certain leases with tenants covering space located in, and (ii) certain service contracts relating to (all of the said leases are sometimes collectively referred to herein as the "Leases" and all of said service contracts are sometimes collectively referred to herein as the "Service Contracts") those certain buildings located on real property situated in Cook County, Illinois and being more particularly described on Exhibit A attached hereto and made a part hereof ("Property");

               WHEREAS, the Leases consist of those leases identified on Exhibit B attached hereto and made a part hereof and the Service Contracts and Warranties consist of those contracts and warranties identified on Exhibit C attached hereto and made a part hereof;

               WHEREAS, on the date hereof Assignee is acquiring various real and personal property constituting or situated on the Property, and Assignee desires to purchase from Assignor, and Assignor desires to sell and assign to Assignee, all of Assignor's right, title and interest in (i) the Leases, (ii) the Service Contracts, (iii) all plans and specifications for the Property in the possession of Assignor ("Plans"), (iv) any warranties and permits pertaining to the Property currently in effect and in the possession of Assignor ("Permits and Warranties"), (v) the right, if any, to use any trade name now used in connection with the Property ("Name Right"), (vi) security deposits and prepaid rents under the Leases, to the extent not prorated pursuant to the Purchase and Sale Agreement described below ("Deposits"), (vii) guarantees of the Leases ("Guarantees"), (viii) "Utility Contracts", and (ix) copies of any existing books, records and documents and any intangible property (other than accounts, accounts receivable and proprietary computer software) desired by Assignee pertaining to the operation, maintenance, repair and leasing of the Property in Assignor's possession (collectively, the "Miscellaneous Intangible Property").

               NOW, THEREFORE, for and in consideration of the purchase and sale of the Property, the agreements and covenants herein set forth, and other good and valuable consideration on this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby GRANT, CONVEY and ASSIGN unto Assignee, all of Assignor's right, title and interest in and to the Leases, the Service Contracts, the Plans, the Permits and Warranties, the Name Right, the Deposits, the Guarantees, the Utility Contracts, and the Miscellaneous Intangible Property.

       1. It is specifically agreed that Assignor shall not be responsible to (i) the lessees under the Leases, or (ii) the other parties under the Service Contracts, for the discharge and performance of any and all duties and obligations to be performed and/or discharged by Assignor thereunder after the date hereof. By accepting this Assignment and by its execution hereof, Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Leases and Service Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto, including but not limited to the obligation to repay in accordance with the terms of the Leases to the lessees thereunder any and all security and prepaid rental deposits and all interest thereon. Assignee covenants and agrees to indemnify, protect, defend and hold harmless Assignor from and against any and all claims, actions, losses, costs and expenses (including reasonable attorneys' fees and costs) existing in favor of or asserted by (i) the lessees under the Leases, or
(ii) the other parties under the Service contracts, arising out of or relating to Assignee's failure to perform any of the obligations of Assignor under any of the Leases or Service Contracts on or after the date hereof.

       2. Subject to the limitations provided hereinbelow and in Section 8.G and 13.P of that certain Agreement for Purchase and Sale of Real Estate and Related Property dated as of November 4, 1996 between Assignor and AMB Retail Income Fund, Inc., a Maryland corporation, beneficiary of Assignee
("Agreement Limitations"), Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all claims, actions, losses, costs and expenses (including reasonable attorneys' fees and costs) existing in favor of or asserted by (i) the lessees under the Leases, or (ii) the other parties under the Service Contracts, arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under any of the Leases or Service Contracts prior to the date hereof.

       3. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

       4. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument;
provided that this Assignment shall not be effective unless and until executed by all parties hereto.

               IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed effective as of the date first set forth above.

ASSIGNOR:

CARLYLE INCOME PLUS, LTD., an Illinois
limited partnership


By  _________________________________

Its
_________________________________
       [Printed Name and Title]



ASSIGNEE:

THE CHICAGO TRUST COMPANY, an Illinois
corporation, as Trustee under the
provisions of a Trust Agreement dated
October 30, 1996, known as Trust No.
1103967


By  _________________________________

Its
_________________________________
       [Printed Name and Title]

                                           EXHIBIT A

                                       LEGAL DESCRIPTION

                                           EXHIBIT B

                                        LIST OF LEASES



SUITE          TENANT NAME                   SQUARE FOOTAGE
A1             Super Gap                            12,933
A2             North Community Bank                  3,500
A3             The Fashion Wave                      3,000
A4             Ameritech                             3,535
ANCHOR         Toys R Us                            38,580
B1             Payless Shoe Source                   3,050
B2/3           Hit or Miss                           3,610
B4             Number One Chop Suey                  1,050
B5             City Looks Salon                      1,335
B6             Jackson Hewitt                          765
B7             Radio Shack                           2,560
B8             16-Plus                               3,260
ANCHOR         Dominick's Finer Foods               50,094
ANCHOR         Walgreen's                           12,000

                                           EXHIBIT A

                                   LIST OF SERVICE CONTRACTS




Vendor Name                          Service Type           Expiration


Millard Maintenance
 ServiceCo.                          Cleaning               monthly

Chalet                               Landscaping-           monthly
                                     summer

Special Operations
  Assoc., Inc.                       Security               30 days notice

Groot Waste Services                 Trash Removal   monthly (expires 1/96)









                                      LIST OF WARRANTIES

               Warranty from Climate Service, Inc. relating to a rooftop unit, per a proposal dated April 23, 1996 and accepted by Urban Retail Properties May 16, 1996.



                                          EXHIBIT F

                                    FORM OF TENANT ESTOPPEL

                                           EXHIBIT G

                                EXISTING ENVIRONMENTAL REPORTS


1.     Draft Environmental Assessment Report, prepared by Mr.
Michael W. Ander of Dames & Moore on July 23, 1987.

2.     Phase I Environmental Assessment, prepared by Conilee
       Hennersdorf of Law Engineering on July 30, 1996.

                                           EXHIBIT H

                                FEDERAL WITHHOLDING CERTIFICATE


                                CERTIFICATE OF TRANSFEROR OTHER
                                      THAN AN INDIVIDUAL

                                      (FIRPTA Affidavit)

       Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Carlyle Income Plus, Ltd., an Illinois limited partnership ("Transferor"), the undersigned hereby certifies the following on behalf of
Transferor:

       1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax
Regulations);

               2. Transferor's U.S. employer identification number is ____________; and

               3.   Transferor's office address is Carlyle Income
Plus, Ltd., c/o JMB Realty Corporation, 900 Morth Michigan
Avenue, Chicago, IL 60611.

               Transferor understands that this certificate may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

               Under penalties of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

Dated: ___________ __, 1996


CARLYLE INCOME PLUS, LTD., an Illinois
limited partnership


By  _________________________________

Its
_________________________________
       [Printed Name and Title]

                                        EXHIBIT I and J


                                    [Intentionally Deleted]

                                           EXHIBIT K

                                           EXHIBIT L

                                           RENT ROLL



SUITE          TENANT  NAME                  SQUARE FOOTAGE
A1             Super Gap                            12,933
A2             North Community Bank                  3,500
A3             The Fashion Wave                      3,000
A4             Ameritech                             3,535
ANCHOR         Toys R Us                            38,580
B1             Payless Shoe Source                   3,050
B2/3           Hit or Miss                           3,610
B4             Number One Chop Suey                  1,050
B5             City Looks Salon                      1,335
B6             Jackson Hewitt                          765
B7             Radio Shack                           2,560
B8             16-Plus                               3,260
ANCHOR         Dominick's Finer Foods               50,094
ANCHOR         Walgreen's                           12,000

                                           EXHIBIT M

                                  NOTICE OF LEASE ASSIGNMENT


Date:          October __, 1996

______________________
______________________
______________________
______________________

Ladies and Gentlemen:

               We are pleased to inform you of the completion of the acquisition of the property located at ______________, Illinois to AMB Retail Income Fund, Inc. ("AMB"). In connection with such acquisition, your Lease has been assigned to AMB and your security deposit, if any, has been transferred to AMB. We want you to know that AMB values you as a tenant in the property.
AMB's goal is to provide you with the highest quality of service possible.

               Your check for all future payments due under your Lease should be made payable to AMB Industrial Income Fund, Inc. and addressed as follows:

                              _________________________
                              _________________________
                              _________________________
                              _________________________

               As prescribed in your Lease, any notices should be addressed to the Landlord as follows:

                              AMB Retail Income Fund, Inc.
                              505 Montgomery Street
                              San Francisco, California 94111
                              Attn:  _______________

               AMB maintains an active role in the properties in its portfolio and AMB values its tenant relationships. Please do not hesitate to call AMB at any time if it can be of assistance to you.

Very truly yours,

CARLYLE INCOME PLUS, LTD., an Illinois
limited partnership


By  _________________________________

Its
_________________________________
       [Printed Name and Title]



AMB RETAIL INCOME FUND, INC.,
a Maryland corporation



By  _________________________________

Its
_________________________________
       [Printed Name and Title]

Telephone No. (415) 394-9000

                                           EXHIBIT N

                                          CERTIFICATE


               THIS CERTIFICATE is made this day of October __, 1996 by CARLYLE INCOME PLUS, LTD. ("Seller") for the benefit of AMB
RETAIL INCOME FUND, INC., a Maryland corporation ("Purchaser").

                                           Recitals

       E. Seller and Purchaser entered into an Agreement for Purchase and Sale of Real Estate and Related Property dated as of November 4, 1996 ("Agreement"), which pertains to the sale of certain Property more particularly described therein. All capitalized terms used herein shall have the meanings given to them in the Agreement.

       F. Seller gives this Certificate to Purchaser in accordance with the requirements of Section 10.A.11 of the Agreement.

                                         Certification

               NOW, THEREFORE, in consideration of the transactions contemplated by the Agreement, Seller does hereby certify to Purchaser that, to Seller's Knowledge and except as may be set forth in Exhibit A hereto, the representations and warranties of Seller which are contained in Section 8.A of the Agreement are true and correct as stated in the Agreement as of the date hereof. This Certification is subject to all of the applicable limitations contained in Section 8.G and 13.P of the Agreement, and in no event shall this Certification give Purchaser any greater rights against Seller than Purchaser has pursuant to such Section 8.G and 13.P.


                                     CARLYLE INCOME PLUS, LTD., an Illinois
                                     limited partnership


                                     ByBy  _______________________________

                                     Its  _______________________________
                                           [Printed Name and Title]

                                           EXHIBIT A

                                    WARRANTY EXCEPTION LIST


                                             None.


                                             EXHIBIT O

                                   LIST OF SERVICE CONTRACTS




Vendor Name                                  Service Type       Expiration

Millard Maintenance ServiceCo.               Cleaning            monthly

Chalet                                       Landscaping-        monthly
                                             summer

Special Operations Assoc., Inc.              Security            30 days
notice

Groot Waste Services                         Trash Removal       monthly
(expires 1/96)